SUB-ITEM 77D


On  November 12, 1997, the Registrant's Board of
Directors approved the following changes to the Registrant's investment policies:

     (A)  Investments in Restricted and Illiquid
Securities

The  Fund  may  invest up to 25%  of  its  total
assets in securities that are restricted  as  to
disposition under the federal securities laws or
otherwise   not  readily  marketable,  including
Bridge Loans and Mezzanine Debt Investments  (as
well  as repurchase agreements maturing in  more
than seven days).  However, no more than 10%  of
the  Fund's total assets will be invested in any
one  private offering.  Securities eligible  for
resale  in  accordance with Rule 144A under  the
Securities  Act of 1933, as amended,  that  have
legal or contractual restrictions on resale  but
are  otherwise  liquid shall not be  subject  to
this  limitation.  The Investment  Adviser  will
monitor   the   liquidity  of  such   restricted
securities under the supervision of the Board of Directors.

     (B)  Investments in Foreign Securities

The Fund may invest in U.S. and non-U.S. dollar-
denominated  high yield foreign debt  securities
issued  by foreign companies.  U.S. and non-U.S.
dollar-denominated  high yield  debt  securities
issued  or  guaranteed  by foreign  governments,
quasi-governmental    entities,     governmental
agencies,   supranational  entities  and   other
governmental  entities,  and  high  yield   debt
securities  of U.S., corporate and  governmental
issuers may also be purchased.  No more than 20%
of  the Fund's total assets will be invested  in
non-U.S.  dollar-denominated  foreign  debt   or
equity.




















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